UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 25, 2007

CHINA BAK BATTERY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-49712	86-0442833
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

BAK Industrial Park, No. 1 BAK Street
Kuichong Town, Longgang District
Shenzhen, 518119
People’s Republic of China
(Address, including zip code, of principal executive offices)

(86-755) 8977-0093
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 25, 2007, Messrs. Jay J. Shi and Joseph Mannes resigned from the Board of Directors (the “Board”) of China BAK Battery, Inc. (the “Company”).

(d) Also on June 25, 2007, the Board unanimously approved the appointment of Ms. Charlene Spoede Budd and Mr. Chunzhi Zhang as members of the Board. Ms. Budd and Mr. Zhang, each of whom is “independent” as that term is defined under the Nasdaq listing standards, will serve on the Board Audit, Compensation and Nominating and Corporate Governance Committees. Ms. Budd will chair the Audit Committee and Mr. Zhang will chair the Compensation Committee. There are no arrangements or understandings between either Mr. Zhang or Ms. Budd and any other persons pursuant to which they were selected as a director, and there are no reportable transactions with respect to either Mr. Zhang or Ms. Budd under Item 404(a) of Regulation S-K.

For their service, Mr. Zhang and Ms. Budd, as independent directors, will receive approximately $20,000 annually, with Ms. Budd to receive an additional $5,000 annually for service as Audit Committee chair, in each case subject to adjustments determined by the Board from time to time. In addition, each of Mr. Zhang and Ms. Budd was granted 5,000 restricted shares of our common stock. These 5,000 restricted shares are subject to a one-year vesting schedule, with the first 25% vesting on the grant date (June 25, 2007), and the remaining 75% vesting in three installments on the last day of each following full quarter. The first 25% of the restricted shares will be issued as fully paid ordinary shares.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BAK BATTERY, INC.

Date: June 29, 2007	By:	/s/ Xiangqian Li
Xiangqian Li
Chief Executive Officer